SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 27, 2015

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
(Exact name of registrant as specified in its charter)

California	333-04028LA	26-3959348
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

            Registrant's telephone number, including area code: (714) 671-5720

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the

            Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the

            Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 27, 2015, Ministry Partners Investment Company, LLC’s (the “Company”) wholly-owned subsidiary, Ministry Partners Securities, LLC, (“MP Securities”), entered into an Employment Agreement with Joseph Turner.  Mr. Turner has been serving as the Chief Executive Officer and President of MP Securities since February, 2014.  Mr. Turner does not have any family relationships with any of the Company’s Board of Managers or Executive Officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Pursuant to the Employment Agreement, Mr. Turner will serve as the MP Securities’ President and Chief Executive Officer for an initial one-year term.  On each subsequent year

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thereafter, the Agreement will renew automatically, unless either party provides the other party with written notice at least three months prior to the expiration of the term.  Mr. Turner will receive a base salary of $205,000 per year and will be eligible to receive additional bonus awards, supplemental retirement and deferred compensation awards adopted by the MP Securities Board of Directors for its executive officers.  Under the terms of the Employment Agreement, Mr. Turner is eligible for a 2015 bonus award not to exceed 10% of his annual salary, provided, MP Securities meets its budgeted net income target for the year ending December 31, 2015, as determined in the sole discretion of the MP Securities Board of Directors.  In addition, Mr. Turner will be eligible to receive an additional bonus not to exceed 5% of his annual base salary upon completion of certain specific policy initiatives.  Payment of Mr. Turner’s 2015 target bonus award will be subject to additional performance, vesting or other metrics established by the Board after the Employment Agreement has been entered into.  The MP Securities Board of Directors also intends to develop a long-term incentive plan for Mr. Turner that will provide him with incentives to increase the value of MP Securities’ equity securities.

Under the Employment Agreement, Mr. Turner will also be eligible to receive reimbursement for moving,  relocation and short-term storage expenses in an amount not to exceed $12,500 in connection with moving his residence to Brea, California and its surrounding communities.

Mr. Turner’s employment may be terminated by either party at any time.  If Mr. Turner’s employment is terminated by reason of his resignation for “good reason”, involuntary termination without “cause”, or his employment is terminated in connection with a “change in control” event, he will be entitled to receive twelve months of base salary payable in a lump sum less applicable withholdings plus a pro-rated portion of the target bonus then in effect for such year, if any. In addition, Mr. Turner will be entitled to receive reimbursement for his and his covered dependents health insurance premiums for a period of twelve months after his termination of employment to procure health insurance benefits otherwise provided by MP Securities to its senior executive officers.  For each year of service completed after five years of service, Mr. Turner will be entitled to receive an additional one month of severance benefits; subject to a maximum of twenty four (24) months of severance payments that may be paid under the agreement.  In the event Mr. Turner’s employment is terminated by reason of death, disability, for “cause” or he voluntarily terminates without “good reason”, no severance obligation will be incurred and MP Securities will be obligated to pay only those accrued obligations for salary, any bonus or other award that has vested, been earned and legally obligated to be paid by MP Securities prior to the termination date.

Under the terms of the Employment Agreement, Mr. Turner will be subject to certain confidentiality, non-solicitation, non-disparagement and restrictive covenants described in the Agreement.

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The foregoing descriptions of the Employment Agreement are qualified in their entirety by the text of such Agreement, a copy of which is attached as Exhibit 10.33 to the Company’s Form 8-K dated June 2, 2015.

Item 9.01Financial Statements and Exhibits.

The following exhibits are attached herewith:

Exhibit No.	Description
10.33	Employment Agreement dated May 27, 2015 by and between Ministry Partners Securities, LLC and Joseph Turner

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 3, 2015MINISTRY PARTNERS INVESTMENT

COMPANY, LLC

/s/ James H. Overholt

James H. Overholt

President and Chief Executive Officer

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